UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________________________________
SCHEDULE 14A INFORMATION
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Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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JOY GLOBAL INC.
(Exact Name of Registrant as Specified in Its Charter)
 ____________________________________________

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Commencing on February 25, 2016, the following letter will be sent to certain shareholders of Joy Global Inc.

Joy Global Inc.
100 East Wisconsin Avenue, Suite 2780
Milwaukee, Wisconsin 53202
Phone: (414) 319-8500

February 25, 2016

Dear Joy Global Shareholders:

We are writing to ask for your support at our 2016 Annual Meeting of Shareholders in voting in accordance with the recommendations of our Board of Directors on all proposals included in our 2016 Notice of Annual Meeting and Proxy Statement (the “Proxy Statement”). In particular, we are requesting your support on Proposal 4, the advisory vote to approve Joy Global’s named executive officers’ compensation.

While the proxy advisory firm Glass Lewis & Co. has recommended that our shareholders vote in favor of this proposal, Institutional Shareholder Services Inc. (“ISS”) has recommended that our shareholders vote against this proposal, primarily due to the increase in the grant date value of fiscal 2015 equity awards to our Chief Executive Officer (“CEO”), Edward L. Doheny.

We strongly disagree with the ISS recommendation and analysis and are providing additional information to assist you in better understanding the reported year-over-year increase in our CEO’s equity awards and the role that our current executive compensation program plays in supporting our business objectives. We believe these supplemental materials together with our Proxy Statement explain fully why our compensation plan deserves your support.

ISS failed to appreciate that the prior year equity awards from which ISS calculated the increase were substantially below the median level for CEOs in our peer group.

The fiscal 2014 equity award base that ISS used to measure the increase in fiscal 2015 equity awards for our CEO was substantially below the median for CEOs of peer firms. This unduly low fiscal 2014 base resulted in what appeared to be an outsized year-over-year increase in fiscal 2015 despite the fact that Mr. Doheny’s 2015 equity compensation remained below median for CEOs of peer firms.

Mr. Doheny’s fiscal 2014 equity awards were granted in his first year of service as our CEO and were comparatively low for two reasons. First, as Mr. Doheny was an internally promoted executive who had been with Joy Global for seven years, we did not face immediate market pressure to grant to him the higher levels of equity compensation that might otherwise have been required to attract an outside CEO hire. Second, in the year before his promotion, Mr. Doheny received retention-focused equity awards in connection with the CEO succession that eventually led to his promotion. The presence of the unvested prior year retention awards reduced the need to make larger awards in his initial year as CEO, thus artificially depressing the disclosed compensation for 2014 from which ISS draws its year-over-year comparison to 2014.. For fiscal 2015, the Human Resources and Nominating Committee of our Board of Directors (the “Committee”) increased the CEO equity grant guideline from 150% to 250% of target annual cash compensation. This increase was intended to reflect Mr. Doheny’s increased experience as CEO, his outstanding leadership and performance during a period of unprecedented macroeconomic challenges, and to partially close the gap to the peer median in his total direct compensation attributable to the factors described above.

However, in determining fiscal 2015 awards, the Committee recognized that continuing Mr. Doheny’s 2014 equity compensation level was inconsistent with its longstanding objective of targeting compensation at the median of our peer group. The Committee determined that raising Mr. Doheny’s target equity compensation toward the median of our peer group was appropriate to enhance pay-for-performance leverage and to strengthen talent retention for a new CEO and leadership team that was performing well through an extraordinarily challenging business cycle, and against a backdrop in which prior year equity awards had lost most of their value. As a result, the Committee determined to increase Mr. Doheny’s equity compensation over a multi-year period to a level closer to market median by increasing its CEO equity grant guideline from 150% of target cash compensation to 250% of target compensation.

ISS overstates the value of our CEO’s fiscal 2015 equity awards.

ISS takes issue with the grant date value of fiscal 2015 awards and notes the potential for “lucrative payouts” due to such awards having been granted “at a depressed stock price.” However, the grant date fair value of fiscal 2015 equity awards was based on our stock price on December 2, 2014, which was $50.31. As nearly all of Joy Global’s 2015 stock price decline occurred after the date that fiscal 2015 equity awards were granted, the increased number of shares that were granted in fiscal 2015 does not translate into windfall potential for our named executive officers. Conversely, the subsequent decline in value demonstrates the degree to which our fiscal 2015 equity compensation awards were aligned to performance. In this regard, our performance in fiscal 2015 had the following effect on our performance-based compensation for our named executive officers:

•	performance shares granted for the 2013-2015 cycle were forfeited;

•	performance shares granted for the 2014-2016 cycle are on track to be forfeited;

•	performance shares granted for the 2015-2017 cycle - the awards to which ISS objects - are also on track to be forfeited;

•	all outstanding options - including those granted in fiscal 2015 - are significantly underwater;

•	the value of all restricted stock unit grants - including those granted in fiscal 2015 - declined in value in the same proportion as the decline in our stock price; and

•	no amount was paid under our annual cash incentive plan.

These outcomes do not demonstrate a misalignment of pay and performance, but rather underscore the degree to which our executive compensation program aligns pay and performance. As a result of the decline in our stock price and its effect on our performance-based compensation programs, our named executive officers’ realized compensation in fiscal 2015 was limited to base salary and restricted stock units granted in prior years that vested with severely diminished values.

Finally, we note that ISS’s calculation of the value of stock options granted in 2015 overstates the value of these awards by 67% relative to our accounting expense for such awards, and furthermore fails to consider the subsequent share price depreciation that would require our stock price to increase by more than 400% in order to exceed the $50.31 exercise price of these options.

Moreover, our executive compensation practices consistently have been tied to company performance.

Our executive compensation program is designed to increase the percentage of an executive’s pay that is tied to performance as his or her responsibilities increase. Over time, this has resulted in our named executive officers receiving the significant majority of their compensation in the form of annual cash incentive awards and long-term equity awards. For the past five years, our shareholders have consistently expressed high levels of approval for our program through annual say on pay votes. 84% of CEO fiscal 2015 target pay mix, and 81% of total direct compensation paid to our CEO in 2015, was performance-based. Performance share awards accounted for 50% of the total equity value in our CEO pay in fiscal 2014, and 60% of total equity value in CEO pay in 2015.

Because of our performance metrics, our equity incentives and annual cash incentives for our named executive officers did not yield any payout for fiscal 2015. We did not provide a payout for any performance share awards granted for fiscal years 2013-2015, nor did we provide a payout for fiscal years 2012-2014. In recognition that performance is tracking below the original goals, we expect the fiscal 2014-2016 and fiscal 2015-2017 performance share awards granted to our named executive officers to also be forfeited. As a result, we expect to have four consecutive years without any payouts on performance share awards to our most senior leaders.

Our executive compensation program is central to our long-term business strategy, particularly in our industry’s current state.

As our customers struggle through a severe downturn in the commodities markets, our Company has done well relative to industry peers. Our successes in a harsh economic climate are due to the leadership and drive of our executive team, not least of all our CEO.

We prioritize equity compensation as a way to keep executive compensation aligned with shareholder interests. However, as our equity has not performed as well as we hoped, the value of such compensation has fallen substantially. As a result, the Committee has become concerned that the depressed value of our equity awards has cast significant doubt on the ability of our compensation program to achieve its fundamental objectives of providing retention value and incentivizing our executives to work for the achievement of business objectives in the face of declining market conditions. With respect to our 2015 compensation decision-making process, these concerns were reflected through renewed focus on providing executives with significant incentives to improve stock price performance and calibration of performance targets based on our business outlook at the time. Furthermore, as noted above we have recently raised our CEO equity awards on a grant date target value basis as part of a multi-year strategy intended to partially close the gap between prior year target compensation and the market median. This trend has continued with our fiscal 2016 equity awards issued in December 2015 that were allocated between performance share awards and restricted stock units in a manner designed to address ongoing retention concerns that have been exacerbated by the multi-year failure of our long-term incentive awards to payout. As the current economic downturn of the mining and mining equipment industries is severe, we cannot afford to fail to compete for the best management talent.

Although our share price has been depressed along with an industry trend, our executives have pushed the company forward and kept us competitive by taking a number of proactive measures to maintain liquidity and position the company for growth once market conditions improve. These actions have included reducing costs in excess of our targets every year since 2013, including by accelerating our facility optimization plans, managing our trade working capital and keeping tight control of capital expenditures. These actions have driven stable cash flows through the commodity market down cycle. At the same time, we have taken actions to position our business for long-term, profitable growth. This included our 2015 acquisition of Montabert S.A.S., which built upon our 2014 acquisition of Mining Technologies Inc. to provide an expanded platform for our hard rock mining product offerings, and continued product development outside of our traditional markets. We have met key milestones in our product development efforts. We remain focused on driving long-term performance through our industry-leading network and differentiating our product and service offerings based on technology, controls and automation.

The Committee is actively engaged in monitoring and adjusting the structure of our compensation program in order to achieve the objectives of aligning pay and performance while ensuring that our program is useful for retaining, motivating and attracting executive talent.

The selection of performance measures for both the annual performance bonus plan and the long-term incentive compensation plan is the subject of regular, annual assessment by the Committee. In this process, the Committee considers our performance and our competitors’ performance and our competitors’ pay practices in determining the appropriate structure for compensating our executives and in particular our CEO.

The Company and the Committee take this process very seriously, and we are committed to providing shareholders with full disclosures about our executive compensation. We have consistently offered shareholders a description of our compensation process and philosophy, and we welcome comments and suggestions as we continue to adjust and balance our executive compensation packages.

WE RECOMMEND THAT YOU VOTE FOR OUR NAMED EXECUTIVE OFFICERS’ COMPENSATION (PROPOSAL 4).

We believe that the information provided in our Proxy Statement and this letter demonstrates our strong commitment to pay for performance and the need to compete with rivals by providing levels of compensation opportunity that correspond to the median of our peer group. We remain committed to using our executive compensation program to align executives with the interests of our shareholders. We will continue to ask for your input as we further refine our executive compensation programs to best align pay for performance and enhance our positive compensation and governance practices.

Very truly yours,

John T. Gremp
Chairman, Human Resources and
Nominating Committee

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